Item 77M - DWS S&P 500 Index Fund (a series of DWS Institutional Funds)

At a meeting held on November 18, 2011, the Board of Trustees of DWS S&P 500 Plus Fund ("S&P 500
Plus Fund"), a series of DWS Value Equity Trust and DWS S&P 500 Index Fund ("S&P 500 Index
Fund"), a series of DWS Institutional Funds, approved the merger of S&P 500 Plus Fund into S&P 500 Index Fund, subject to shareholder approval.

At a Special Meeting of Shareholders held on April
16, 2012, shareholders of S&P 500 Plus Fund approved the merger of S&P 500 Plus Fund into S&P 500 Index Fund.

Effective April 30, 2012, S&P 500 Plus Fund merged into S&P 500 Index Fund.



 For internal use only
C:\Documents and Settings\E440912\Local Settings\Temporary Internet Files\Content.Outlook\JGAEWUYX\Exhibit 77M SP 500 Plus Fund into SP 500 Index Fund.docx
 For internal use only

 For internal use only